Filed Pursuant to Rule 424(b)(3)
Registration No. 333-236468
Prospectus Supplement No. 9
(To Prospectus Dated April 23, 2020)
PAE INCORPORATED
82,707,532 Shares of Class A Common Stock
(Consisting of 19,999,999 Shares Offered by PAE Incorporated and
62,707,533 Shares Offered by the Selling Holders)
6,666,666 Warrants to Purchase Class A Common Stock

This prospectus supplement (this “Supplement”) supplements the prospectus, dated April 23, 2020 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-236468) (the “Registration Statement”). The Prospectus and this Supplement relate to the issuance by us of up to: (i) 6,666,666 shares of our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), issuable upon the exercise of 6,666,666 warrants issued in a private placement in connection with our initial public offering, at an exercise price of $11.50 per share of Class A Common Stock (the “Private Placement Warrants”), and (ii) 13,333,333 shares of our Class A Common Stock issuable upon the exercise of 13,333,333 warrants issued in connection with our initial public offering, at an exercise price of $11.50 per share of Class A Common Stock (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”). The Prospectus and this Supplement also relate to the resale from time to time by the selling holders (the “Selling Holders”) named in the Prospectus of up to 6,666,666 Private Placement Warrants and 62,707,533 shares of our Class A Common Stock.
This Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 23, 2020 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Supplement.
The Prospectus provides you with a general description of the securities covered by the Prospectus and this Supplement and the general manner in which we and the Selling Holders may offer or sell such securities. More specific terms of any securities that we and the Selling Holders may offer or sell may be provided in a subsequent prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. Such subsequent prospectus supplement may also add, update or change information contained in the Prospectus or this Supplement.

We will not receive any proceeds from the sale of shares of Class A Common Stock or Private Placement Warrants by the Selling Holders or of shares of Class A Common Stock by us pursuant to the Prospectus and this Supplement, except with respect to amounts received by us upon exercise of the Warrants. However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to the Prospectus and this Supplement.
Our registration of the securities covered by the Prospectus and this Supplement does not mean that either we or the Selling Holders will issue, offer or sell, as applicable, any of the securities. The Selling Holders may offer and sell the securities covered by the Prospectus and this Supplement in a number of different ways and at varying prices. We provide more information in the Prospectus in the section entitled “Plan of Distribution.”

You should read the Prospectus, this Supplement and any subsequent prospectus supplement or amendment carefully before you invest in our securities. This Supplement should be read in conjunction with the Prospectus. This Supplement updates, amends, and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Supplement, you should rely on the information in this Supplement.
Our Class A Common Stock and Warrants are traded on the Nasdaq Stock Market under the symbols “PAE” and “PAEWW,” respectively. On November 20, 2020, the last reported sales price of the Class A Common Stock was $9.70 per share and the last reported sales price of the Warrants was $2.35 per warrant.
We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5 of the Prospectus and any risks and uncertainties described under similar headings in this Supplement and any amendments or supplements to the Prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of the securities or determined if the Prospectus or this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is November 23, 2020.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________

FORM 8-K
__________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 23, 2020
__________________________

PAE INCORPORATED

(Exact Name of Registrant Specified in Charter)
__________________________

Delaware	001-38643	82-3173473
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7799 Leesburg Pike, Suite 300 North
Falls Church, Virginia                        22043
(Address of principal executive offices)                 (zip code)

(703) 717-6000
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	PAE	Nasdaq Stock Market
Warrants	PAEWW	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

As previously disclosed, on November 16, 2020, Pacific Architects and Engineers, LLC (the “Buyer”), a Delaware limited liability company and an indirect wholly owned subsidiary of PAE Incorporated (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Buyer, Metis Solutions Corporation, a Delaware corporation (“Metis”), Rising Tide Merger Sub, Inc., a Delaware corporation, and Christopher Wynes, solely in his capacity as the representative of the sellers. Pursuant to the Merger Agreement, the Buyer agreed to acquire Metis for approximately $92 million in cash, subject to customary purchase price adjustments as set forth in the Merger Agreement (the “Acquisition”).

On November 23, 2020, the Buyer completed the Acquisition of Metis. Also, on November 23, 2020, the Company issued a press release announcing the completion of the Acquisition. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

See the Exhibit Index below, which is incorporated by reference herein.

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release of PAE Incorporated issued November 23, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 23, 2020	PAE INCORPORATED

	By:	/s/ Paul W. Cobb, Jr.
Paul W. Cobb, Jr.
Executive Vice President, General Counsel and Secretary